Exhibit 99.1

MusclePharm Reports 2014 Second-Quarter Financial Results

Second-Quarter Revenue Increases to $46.7 Million with Earnings of $0.03 Per Diluted Share

Revenue for the First Six Months Increases 102 Percent to $96.9 Million

2014 Full-Year Guidance Increases to $185 - $195 Million in Net Sales

With Earnings of $0.45- $0.50 per Diluted Share

Conference Call Set for August 5, 2014 at 8:30 a.m. Eastern Time

Denver, CO – August 4, 2014 – MusclePharm Corporation (OTCQB: MSLP), a scientifically driven, performance-lifestyle sports nutrition company today announced financial results for the second quarter ended June 30, 2014.

2014 Second-Quarter Results

The following comparison refers to results for the second quarter of 2014 versus the second quarter of 2013.

Net sales increased 83 percent to $46.7 million from $25.5 million last year, primarily as a result of new sales channels, new product lines, and increased brand awareness.

Net sales by distribution channel were as follows:

•	Food, Drug and Mass (FDM), a new distribution channel for MusclePharm in 2014, accounted for $5.0 million of the Company’s sales increase;

•	International increased $10.7 million, or 119 percent, to $19.7 million, compared with $9.0 million during the same period last year; and,

•	Specialty, which includes distributors and online retailers, grew by $2.6 million, or 16 percent, to $19.0 million, compared with $16.4 million last year.

Gross profit was $15.6 million, compared with $7.9 million last year. As a percentage of net sales, gross profit was 33.5 percent, compared with 31.1 percent last year.

Operating expenses as a percentage of net sales decreased to 32.5 percent, compared with 41.8 percent last year.

Net income was approximately $400,000, or $0.03 per diluted share, compared with a net loss of approximately $2.4 million, or $0.34 per share, for the same period last year.

“MusclePharm’s solid second-quarter results are a testament to the strength of the company’s brands in what has historically been a challenging quarter,” said Brad Pyatt, MusclePharm’s chairman and chief executive officer. “As MusclePharm gains further traction both domestically and internationally, we remain focused on driving the strength of our brands, while enhancing our leadership position.”

Recent Highlights

•	Launched more than 60 new items within the MusclePharm® Hybrid and Core Series, Arnold Schwarzenegger Series™ and FitMiss™ brands, including new products, new flavors and new sizes in the second quarter. MusclePharm has launched more than 100 new items year-to-date;
•	Signed a multi-year endorsement agreement with Tiger Woods, which includes sponsorship of Tiger Woods’ golf bag. The 2014 Open Championship was viewed by 7.45 million people with MusclePharm’s logo legible 72 percent of the time Tiger’s golf bag appeared on-screen. Total bag exposure was more than an hour and twenty minutes;
•	Signed a multi-year endorsement contract with Johnny Manziel;
•	Expanded relationship with GNC to carry all of MusclePharm’s brands on a dedicated wall in all of GNC’s U.S. stores;
•	Published the results of a double-blind placebo-controlled clinical study, which demonstrated that MusclePharm’s recovery and hydration supplement Amino1 enhanced rehydration more effectively than water and Gatorade. MusclePharm plans on conducting approximately 20 clinical studies during the year;
•	Received 25 nominations for the 2014 Bodybuilding.com Supplement Awards. Categories for consideration include the prestigious Brand of the Year award for both the MusclePharm and Arnold Schwarzenegger brands. Nominees were chosen based on sales performance on Bodybuilding.com; and,
•	Added Gregory Macosko to the Board of Directors and named him as Chairman of the Audit Committee. Macosko is also on the Board of Montrose Advisors and is a retired partner and portfolio manager of Lord Abbet’s Small Cap Value Fund.

2014 Six-Month Results

The following comparison refers to results for the first six months of 2014 versus the first six months of 2013.

Net sales increased 102 percent to $96.9 million from $48.0 million last year.

Net sales by distribution channel were as follows:

•	Food, Drug and Mass (FDM), a new distribution channel for MusclePharm in 2014, accounted for $10.2 million of the Company’s sales increase;

•	International increased $22.7 million, or 148 percent, to $38.0 million compared with $15.3 million during the same period last year; and,

•	Specialty, which includes distributors and online retailers, grew by $10.6 million, or 33 percent, to $42.8 million compared with $32.2 million last year.

Gross profit was $33.5 million, compared with $16.1 million last year. As a percentage of net sales, gross profit was 34.6 percent, compared with 33.5 percent last year.

Operating expenses as a percentage of net sales decreased to 31.6 percent, compared with 40.7 percent last year.

Net income was approximately $3.1 million, or $0.27 per diluted share, compared with a net loss of approximately $9.8 million, or $1.72 per share, for the same period last year.

At June 30, 2014, the company had approximately $3.8 million in cash.

2014 Full-Year Guidance

MusclePharm is increasing its full-year guidance for 2014 as follows:

•	2014 full-year net sales of approximately $185 to $195 million

•	Diluted earnings per share in the range of $0.45 - $0.50

MusclePharm has provided this outlook based on assumptions of weighted average diluted shares outstanding of 12.6 million for the year.

“With new and growing retail relationships, an increased international presence, and development of additional brands, products and extensions backed by some of the world’s most accomplished athletes, we believe that MusclePharm is emerging as a lifestyle brand that has broad and diverse appeal,” Pyatt added.

2014 Second Quarter Conference Call Information

When:	Tuesday, August 5

Time:	8:30 a.m. Eastern Time

Phone:	1-877-407-9126 (domestic)

1-201-493-6751 (international)

A live webcast will be available online on MusclePharm’s website at http://ir.musclepharmcorp.com, where it will be archived for one year.

An audio replay of the conference call will be available through midnight August 12 by dialing 877-407-9126 from the U.S. or Canada, or 201-612-7415 from international locations, passcode 13581597.

About MusclePharm

MusclePharm® is a scientifically driven, performance-lifestyle company that currently develops, manufactures, markets and distributes branded nutritional supplements. The company offers a complete range of powders, capsules, tablets and gels. Its portfolio of recognized brands, including MusclePharm® Hybrid and Core Series, Arnold Schwarzenegger Series™ and FitMiss™, are marketed and sold in more than 110 countries and available in more than 35,000 retail outlets globally. These clinically-proven and scientific nutritional supplements are developed through a six-stage research process utilizing the expertise of leading nutritional scientists, doctors and universities. We believe that MusclePharm is the innovator of the sports nutrition industry. For more information, visit www.musclepharm.com.

Follow the company at http://www.facebook.com/MusclePharm and www.Twitter.com/MusclePharm

To sign up to receive MusclePharm news via email, please visit http://ir.musclepharmcorp.com/email-alerts

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, the Company’s Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

MusclePharm Corporation

Condensed Financial Statements

	For the Three Months Ended
	June 30,
	(unaudited)
	2014	2013
Net sales	$46,739,987	$25,480,059
Cost of goods sold	31,093,224	17,566,718
Gross profit	15,646,763	7,913,341
Operating expenses	15,167,248	10,654,272
Income (loss) from operations	479,515	(2,740,931)
Other income (expense)	(71,187)	319,123
Net income (loss)	$408,328	$(2,421,808)

Earnings per share - basic	$0.04	$(0.34)
Earnings per share - diluted	$0.03	$(0.34)

	For the Six Months Ended
	June 30,
	(unaudited)
	2014	2013
Net sales	$96,949,441	$48,041,226
Cost of goods sold	63,429,609	31,963,124
Gross profit	33,519,832	16,078,102
Operating expenses	30,616,428	19,540,512
Income (loss) from operations	2,903,404	(3,462,410)
Other income (expense)	241,158	(6,321,379)
Net income (loss)	$3,144,562	$(9,783,789)

Earnings per share - basic	$0.30	$(1.72)
Earnings per share - diluted	$0.27	$(1.72)

	June 30, 2014	December 31, 2013
	(unaudited)	(audited)
Assets
Current assets	$50,547,702	$44,526,480
Property and equipment - net	6,221,261	2,613,584
Intangible assets - net	6,732,532	155,165
Other assets	3,431,423	4,862,467
Total assets	$66,932,918	$52,157,696
Liabilities and Stockholders’ Equity
Current liabilities	28,473,117	32,368,521
Long term liabilities	366,378	54,639
Total liabilities	28,839,495	32,423,160
Total stockholders’ equity	38,093,423	19,734,536
Total Liabilities and Stockholders’ Equity	$66,932,918	$52,157,696

Contacts:

Matt Sheldon/Evan Pondel
PondelWilkinson Inc.

(310) 279-5980

investors@musclepharm.com

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